EMPLOYMENT AND NON-COMPETE AGREEMENT

This Employment and Non-Compete Agreement (“Agreement”) is made as of December 31, 2011, between WidePoint Solutions Corporation, a Delaware corporation (the “Company”); WidePoint Corporation, a Delaware corporation (“WidePoint”); and Michael Mansouri ("Employee").  The parties agree that the terms and provisions of this Agreement are subject to and contingent upon the closing of the acquisition of certain of the assets of Avalon Global Solutions, Inc. (“AGS”) by the Company (the “Acquisition”).  Subject to the foregoing, the Company, WidePoint and Employee hereby agree as follows:

1.           Employment.  The Company agrees to employ Employee in the position(s) set forth herein, and Employee accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on the date of this Agreement and ending upon termination pursuant to Section 4 (the "Employment Period").

2.           Compensation and Benefits.

(a)           In consideration for the valuable services to be rendered by Employee and for Employee’s agreement not to compete against the Company or WidePoint as described in Section 6, the Company hereby agrees that commencing on the closing date of the Acquisition and for a period of two (2) years immediately thereafter, the Company will pay Employee a bi-monthly gross salary at the annual rate of $150,000.00 per annum (the “Base Salary”). During such two (2) – year period, the Base Salary will be reviewed annually by WidePoint for merit increases and may, in WidePoint’s discretion, be increased. The Base Salary of Employee after the second (2nd) anniversary of this Agreement shall be determined by the Board of Directors of the Company and the Compensation Committee of the Board of Directors of WidePoint.

(b)           Employee also shall be entitled to (i) reimbursement for actual business expenses in accordance with WidePoint’s policies and procedures in effect at that time; (ii) comparable combined paid vacation, sick leave, and medical and other benefits consistent with those received by other similarly situated employees of the Company except that a minimum annual vacation benefit of 4 weeks shall apply; and (iii) bonus compensation, in an amount up to Fifty Thousand Dollars ($50,000.00) per annum, as determined in the reasonable discretion of the Board of Directors of the Company and the Compensation Committee of the Board of Directors of WidePoint. Employee shall also be entitled to receive stock options from WidePoint as determined in the reasonable discretion of the Compensation Committee of the Board of Directors of WidePoint.  Employee shall be covered by the directors and officers liability insurance policy of WidePoint so long as Employee is the Chief Executive Officer of the Company.

3.           Services.  During the Employment Period, Employee agrees (a) to devote Employee's best efforts and substantially all of Employee's business time and attention to the business affairs of the Company as its Chief Executive Officer; (b) to render such services as the Company may from time to time direct; (c) that Employee will not, except with the prior written consent of the Company and WidePoint, become engaged in or render services for any business other than the business of the Company and WidePoint; and (d) to follow the policies and procedures of the Company and WidePoint, as set forth by the Company and WidePoint from time to time, as well as all applicable federal, state and local laws, rules and regulations.  Notwithstanding the provisions of Section 3(c) above, it shall not be a violation of this Agreement for Employee to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking or writing engagements or teach at educational institutions, and (C) manage personal investments, so long as such activities do not interfere with the performance of Employee’s responsibilities to the Company in accordance with this Agreement or violate any provision of this Agreement.

4.           Termination.

(a)           The Employment Period will continue from the date of this Agreement unless terminated earlier by (i) Employee’s death or permanent disability, (ii) Employee’s resignation (other than for Good Reason, as hereinafter defined) upon two hundred seventy (270) days prior written notice to the Company and WidePoint, (iii) the Company and/or WidePoint for Cause, as hereinafter defined or (iv) the Company without Cause. For the purposes of this Agreement, the term “permanent disability” shall be as determined by the relevant insurance company under the then-current health care and insurance policies of the Company and/or WidePoint which are applicable to Employee.

(b)           For purposes of this Agreement, “Good Reason” shall mean the occurrence, without Employee’s written consent, of any of the following circumstances (except in each case in connection with the termination of Employee’s employment for Cause or disability or as a result of Employee’s death or temporarily as a result of Employee’s illness or other absence): (i) a material breach by the Company of any provision of this Agreement including, but not limited to, (A) failure to pay Base Salary or benefits after the date when due or (B) the failure to appoint Employee to the position provided for herein, provided that, Employee provides the Company with written notice of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and the Company fails to cure such breach within thirty (30) days after receipt of such notice; (ii) any material adverse alteration or diminution of Employee’s position, duties or responsibilities under this Agreement or the assignment to Employee of duties or responsibilities materially inconsistent with Employee’s position as Chief Executive Officer of the Company, provided that, Employee provides the Company with written notice of such breach within ninety (90) days following the occurrence of such alteration, diminution or assignment specifying in reasonable detail the facts and circumstances alleged to constitute such alteration, diminution or assignment and the Company fails to cure such alteration, diminution or assignment within thirty (30) days after receipt of such notice, (iii) without Employee’s prior written consent, the Company (or a successor, if appropriate) requires Employee to relocate to a facility or location more than fifty (50) miles away from the location at which Employee was working immediately prior to the required relocation, or (iv) a reduction of more than fifteen percent (15%) in Employee’s then-current Base Salary (other than as part of an across-the-board, proportional salary reduction applicable to all similarly situated employees of the Company).

(c)           For purpose of this Agreement, “Cause” shall mean (i) the repeated failure or refusal of Employee to follow the lawful directives of the CEO of the Company, WidePoint or their designee (except due to sickness, injury or disabilities), provided that, the Company provides Employee with written notice of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and Employee fails to cure such breach within thirty (30) days after receipt of such notice, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or failure to act when directed) by Employee, which, in the good faith judgment of the Company and WidePoint, materially injures the Company or WidePoint, including the repeated failure to follow the lawful policies and procedures of the Company or WidePoint, provided that, the Company provides Employee with written notice of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and Employee fails to cure such breach within thirty (30) days after receipt of such notice, (iii) a material breach of this Agreement by Employee, provided that, the Company provides Employee with written notice of such breach specifying in reasonable detail the facts and circumstances alleged to constitute such breach and Employee fails to cure such breach within thirty (30) days after receipt of such notice, (iv) the conviction by Employee of (other than traffic violations) a felony or other crime involving moral turpitude or the commission by Employee of an act of financial dishonesty (which for purposes of this Agreement shall be defined as an intentional act by Employee to obtain a financial benefit from the Company that Employee is not legally or contractually entitled to) against the Company or WidePoint, or (v) the failure by the Company in any calendar year to earn annual gross revenue of no less than sixty percent (60%) of the annual gross revenue earned by the Company in the immediately preceding calendar year.

5.           Consequences of Termination.

(a)           Upon any termination by the Company for Cause, the death or permanent disability of Employee or upon Employee’s decision to leave the Company other than for Good Reason, Employee shall be entitled to be paid Employee’s Base Salary to the date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and any other vested benefits).

(b)           Upon any termination by the Company without Cause or by Employee for Good Reason, the Company shall pay to Employee (i) any unpaid Base Salary accrued as of the date of termination, (ii) in the event that the termination occurs prior to the second (2nd) anniversary of the Acquisition, Base Salary at the annual rate in effect on the date of termination from such date of termination until the second anniversary of the Acquisition (assuming for this purpose that a termination had not occurred) in installments in accordance with the Company’s ordinary Base Salary payroll practices, as well as any earned bonuses and (iii) reimbursement of any outstanding business expenses for which Employee is entitled to be reimbursed in accordance with this Agreement up to and including the date of termination.  The Company shall have no further liability hereunder (other than for any other vested benefits).

(c)           In the event that Employee shall terminate Employee’s employment with the Company for “Good Reason” under Section 4(b)(i) above as a result of a material breach of this Agreement by the Company, then the amount of any reduction in the principal amount of the Three Million Dollar Note Payable (as such term is defined in that certain Asset Purchase Agreement, dated as of December 30, 2011, by and among WidePoint, the Company, AGS and certain shareholders of AGS (the “Purchase Agreement”)) shall be adjusted as set forth on Annex A to the Purchase Agreement.

6.           Non-Compete.

(a)           In the event the Employment Period is terminated under Sections 4(a)(ii) or 4(a)(iii) above, then the non-compete provisions of this Section 6 will apply to Employee.  In the event the Employment Period is otherwise terminated, such as without Cause, then no part of this Section 6 will apply to Employee.

(b)           Employee recognizes and acknowledges that by virtue of accepting employment hereunder, Employee will acquire valuable training and knowledge, enhance Employee's professional skills and experience, and learn proprietary trade secrets and Confidential Information of the Company and WidePoint.  Employee further recognizes and acknowledges that the customers, clients, suppliers and targeted customers of each of the Company, WidePoint and AGS, the entity with which Employee was previously employed prior to the Acquisition by the Company of substantially all the business assets of AGS, are located throughout the United States of America.  In consideration of the foregoing and this employment contract, Employee agrees that during the Employment Period and for twelve (12) months thereafter (the "Non-Compete Period"), Employee will not, at any location within the United States of America, directly or indirectly (whether as employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise) own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing wireless and wire line telecommunications management services, including expense management, information security consulting services, wireless warranty, wireless equipment replacement, repair and rental, wireless helpdesk services and telecom expense optimization, invoice billing, management and payment services, telecommunications asset management, telecommunication device management (both mobile and fixed), and telecommunications consulting services, such as network, wireline and wireless contract negotiations, permission based audits, accounts payable audits and compliance reviews, or any other related business in which the Company and/or WidePoint is engaged as of the termination of the Employment Period and in which business Employee was actively involved during the Employment Period; nor shall Employee (A) solicit any other Person to engage in the foregoing activities or (B) knowingly request, induce, solicit, recruit or otherwise attempt to influence any then-existing customers, clients, suppliers or targeted customers of the Company or WidePoint to curtail any business they are currently, or in the last 24 months have been, transacting with the Company or WidePoint (the “Non-Compete”).  For purposes of this Agreement, the term “targeted customer” shall mean prospective customers or clients that the Company or WidePoint has contacted within the last 12 months or included in a sales or strategic plan of the Company or WidePoint prior to the date of termination of the Employment Period.  Nothing herein will prevent Employee from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is engaged in a competitive business of the Company or WidePoint and which is publicly traded, so long as Employee has no participation in the business of such corporation.  Furthermore, during the Non-Compete Period, Employee shall not, without the Company’s or WidePoint’s prior written consent, directly or indirectly, knowingly solicit, encourage or attempt to influence any existing employee or recruit to leave the employment of WidePoint or the Company or discourage their employment with the Company or WidePoint.  Employee agrees that the restraint imposed under this Section 6 is reasonable and not unduly harsh or oppressive.

(c)           If, at the time of enforcement of any provision of Section 6(b) above, a court or arbitrator holds that the restrictions stated therein are unreasonable or unenforceable under circumstances then existing, the Company, WidePoint and Employee agree that the maximum period, scope, or geographical area reasonable or permissible under such circumstances will be substituted for the stated period, scope or area.

(d)           Since a material purpose of this Agreement is to protect the Company's and WidePoint’s investment in the Employee and to secure the benefits of Employee's background and general experience in the industry and as a material inducement to cause the Company and WidePoint to engage in the Acquisition, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Section 6 or Section 7.  Therefore, in the event of a breach by Employee of any of the provisions of this Section 6 or Section 7, the Company, WidePoint and their successors and assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

7.           Confidential Information.  Employee acknowledges that the information, data and trade secrets (collectively, "Confidential Information") obtained by Employee during the course of Employee's performance under this Agreement, and previously during Employee’s employment with AGS or its subsidiaries or affiliates prior to the Acquisition, concerning the business or affairs of WidePoint or the Company (before and after the Acquisition of the business assets of AGS) are the property of the Company and WidePoint, respectively.  For purposes of this Agreement, "trade secret" means any method, program or compilation of information which is used in the business of WidePoint, the Company and/or the business acquired from AGS, including but not limited to: (a) techniques, plans and materials used by the Company, WidePoint or the business acquired from AGS, (b) marketing methods and strategies employed by the Company, WidePoint or the business acquired from AGS, and (c) all lists of past or present customers, targeted customers, clients or suppliers of the Company, WidePoint or the business acquired from AGS.  Employee agrees that Employee will not disclose to any unauthorized Person or use for Employee's own account any of such Confidential Information without the written consent of the Company and WidePoint, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act or become known to Employee lawfully outside the scope of Employee's employment under this Agreement.  Employee agrees to deliver to the Company and WidePoint at the termination of Employee's employment, or at any other time the Company or WidePoint may request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company, WidePoint or the AGS business acquired by the Company which Employee may then possess or have under Employee's control.

8.           Notices.  Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by overnight courier (e.g., Federal Express) or mailed by first class certified mail, return receipt requested, to the recipient at the address below indicated:

To the Company or WidePoint:	Mr. James T. McCubbin
c/o WidePoint Corporation
7926 Jones Branch Drive, Suite 520
McLean, Virginia 22102

To Employee:	Michael Mansouri
_________________________
_________________________

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered, sent or mailed.

9.           Miscellaneous.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.  This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by electronic mail or otherwise shall be deemed original signatures.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company and WidePoint, and their respective successors and assigns.  Employee may not assign Employee's rights or delegate Employee's obligations hereunder without the prior written consent of the Company and WidePoint.  The Company and WidePoint may assign their respective rights and delegate their duties hereunder without the consent of Employee to Permitted Transferees.  All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law of the State of Maryland.  The parties hereby agree that the exclusive venue for any action arising under or relating to this Agreement shall be any federal or state court sitting in Montgomery County, Maryland.  The parties hereby waive any and all objections to personal jurisdiction and venue solely as they may relate to the enforcement of the terms of this Agreement in Montgomery County, Maryland.  Any provision of this Agreement may be amended or waived only with the prior written consent of the Company, WidePoint and Employee.  If either party breaches this Agreement, the prevailing party shall be entitled to recover costs, including reasonable attorney’s fees, from the non-prevailing party.  In the event of a breach by either party, the Employee has the right to use Employee’s own choice of Legal Counsel, not limited to but including Westlake Legal Group, Potomac Falls, Virginia.

10.           Definitions.  "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.  "Permitted Transferee" shall mean WidePoint or a subsidiary, affiliate or successor of WidePoint or the Company.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WITNESS:	EMPLOYEE:

Michael Mansouri

Attest (Seal):	WIDEPOINT SOLUTIONS CORP.

By:
James T. McCubbin	Steve L. Komar
Secretary	President

Attest (Seal):	WIDEPOINT CORPORATION

By:
James T. McCubbin	Steve L. Komar
Secretary	Chairman & Chief Executive Officer